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                                   EXHIBIT 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                             Three Months Ended
(In Thousands, Except Per Share Data)                            October 31,
                                                         ----------------------------

                                                            1995              1994
                                                         ---------          --------
A.  Net Income                                           $  5,125 (a)       $ 4,709 (a)
                                                         ========           =======
Weighted average number of
common shares outstanding                                  24,784 (a)        24,515 (a)

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                                         542               260
                                                         --------           -------


B. Average number of common
   shares and common
   equivalent shares for
   primary earnings per share                              25,326            24,775
                                                         ========           =======

Weighted average number of common
shares outstanding  (a)                                    24,784            24,515

Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market price of the common shares                             555               310
during the period, using the treasury                    --------           -------
stock method


C.  Average number of common shares
    and common equivalent shares                           25,339            24,825
    for fully diluted earnings per share                 ========           =======

Primary earnings
per share  A                                             $    .20 (b)       $   .19
           -                                             ========           =======
           B
Fully diluted earnings
per share  A                                             $    .20 (b)       $   .19
           -                                             ========           =======
           C



(a) These amounts agree with the related amounts in the Condensed Consolidated Statements of Operations. All share amounts have been restated to give effect to the stock split declared on April 17, 1995 and distributed on May 15, 1995.

(b) The actual difference between reported earnings per share and both primary earnings per share and fully diluted earnings per share is less than $.01, but due to rounding, is shown as presented.